Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 of our report dated April 14, 2025, with respect to our audits of the consolidated financial statements of MDJM LTD, its subsidiaries and consolidated variable interest entities (the “Company”) as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, and the related notes, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY

January 26, 2026